Dear Stockholder,

In a press release dated July 28, 2004, we announced that we hoped to complete a definitive agreement with Western Reserve by the end of third quarter regarding a possible transaction. A number of you have contacted us in recent weeks for an update on the status of our discussions.

As we state in our Form 10-Q, for the quarter ended September 30, 2004, we are in continued discussions with Western Reserve with respect to a possible transaction and a definitive agreement, which may lead to the acquisition of Global Preferred’s interest in Global Preferred Re Limited, the Bermuda-based life reinsurance company owned by Global Preferred. As proposed, following the sale of Global Preferred Re, Global Preferred would liquidate its remaining assets and distribute to its stockholders all of the consideration received from Western Reserve and any other assets of Global Preferred remaining after provision for liabilities. Any proposed transaction would be subject to the negotiation and execution of a definitive agreement and a number of other contingencies and considerations as described in our Form 10-Q. There is no assurance that a definitive agreement with respect to the proposed transaction will be reached or that the proposed (or any) transaction will be consummated.

At this time, we are not in a position to comment any further. We will advise you when there are any changes. Thank you for your continued patience.

Best regards,

Ed McKernan